Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155189 on Form S-8 of our reports dated March 2, 2010, relating to the consolidated and combined financial statements and financial statement schedule of Verso Paper Corp., and the effectiveness of Verso Paper Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Verso Paper Corp. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 2, 2010